As filed with the Securities and Exchange Commission on September 28, 2015

Registration No. 333-196510

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 REGISTRATION STATEMENT No. 333-196510

UNDER

THE SECURITIES ACT OF 1933

CTI BIOPHARMA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Washington	91-1533912
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(Address, Including Zip Code, of Principal Executive Offices)

CTI BioPharma Corp. 2007 Equity Incentive Plan, as amended and restated

(Full Title of the Plan)

James A. Bianco, M.D.

President and Chief Executive Officer

CTI BioPharma Corp.

3101 Western Avenue, Suite 600

Seattle, Washington 98121

(206) 282-7100

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

C. Brophy Christensen, Jr., Esq. O’Melveny & Myers LLP Two Embarcadero Center, 28th Floor San Francisco, California 94111-3823 (415) 984-8700	Lisa M. Luebeck, Esq. CTI BioPharma Corp. 3101 Western Avenue, Suite 600 Seattle, Washington 98121 (206) 282-7100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

CTI BioPharma Corp. (the “Company”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to deregister certain shares of the Company’s common stock (the “Common Stock”) that were originally registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 4, 2014 (Commission File No. 333-196510) (the “Prior Registration Statement”), for offer or sale pursuant to the Company’s 2007 Equity Incentive Plan, as amended and restated (the “2007 Plan”).

On September 23, 2015 (the “Approval Date”), the Company’s shareholders approved the Company’s 2015 Equity Incentive Plan (the “2015 Plan”). As a result of such approval, no future awards will be made under the 2007 Plan. Pursuant to the terms of the 2015 Plan, 4,721,817 shares of Common Stock that were available for additional award grant purposes under the 2007 Plan, as of the Approval Date and determined immediately prior to the termination of the authority to grant new awards under the 2007 Plan, are available for grant under the 2015 Plan (the “Rollover Shares”). The Rollover Shares are hereby deregistered. The Prior Registration Statement otherwise continues in effect as to the balance of the shares of Common Stock remaining available for offer or sale pursuant thereto.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2015 Plan, including the Rollover Shares. In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Commission Division of Corporate Finance (July 1997), this Post-Effective Amendment is being filed to (i) deregister the Rollover Shares, effective upon the filing of this Post-Effective Amendment, and (ii) reflect the reallocation and carrying forward of the Rollover Shares, effective upon the deregistration thereof, together with the associated registration fees previously paid in respect of the registration of the Rollover Shares pursuant to the Prior Registration Statement, from the Prior Registration Statement to the New Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 28, 2015.

CTI BIOPHARMA CORP.

By:	/s/ James A. Bianco, M.D.
James A. Bianco, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Bianco, M.D. and Louis A. Bianco, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James A. Bianco, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 28, 2015
James A. Bianco, M.D.

/s/ Louis A. Bianco	Executive Vice President, Finance and Administration (Principal Financial and Accounting Officer)	September 28, 2015
Louis A. Bianco

/s/ Phillip M. Nudelman, Ph.D.	Chairman of the Board	September 28, 2015
Phillip M. Nudelman, Ph.D.

/s/ John H. Bauer	Director	September 28, 2015
John H. Bauer

/s/ Karen Ignagni	Director	September 28, 2015
Karen Ignagni

/s/ Richard L. Love	Director	September 28, 2015
Richard L. Love

/s/ Mary O. Mundinger, DrPH	Director	September 25, 2015
Mary O. Mundinger, DrPH

/s/ Jack W. Singer, M.D.	Director	September 28, 2015
Jack W. Singer, M.D.

/s/ Frederick W. Telling, Ph.D.	Director	September 28, 2015
Frederick W. Telling, Ph.D.

/s/ Reed V. Tuckson, M.D.	Director	September 28, 2015
Reed V. Tuckson, M.D.

EXHIBIT INDEX

Exhibit Number	Description

24.1	Power of Attorney (included on the signature page of this Registration Statement).